As filed with the Securities and Exchange Commission on October 17, 2014	Registration No. 333-197229

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Fiat Chrysler Automobiles N.V.

(formerly Fiat Investments N.V.)

(Exact name of Registrant as specified in its charter)

N/A

(Translation of Registrant’s name into English)

The Netherlands	3711	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Fiat House

240 Bath Road

Slough SL1 4DX

United Kingdom

Tel. No. +44 (0) 1753 519581

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Richard K. Palmer

c/o Chrysler Group LLC

1000 Chrysler Drive

Auburn Hills, MI 48326-2766

Tel. No.: 248-512-2950

(Name, address, including zip code and telephone number including area code, of agent for service)

Copy to:

Scott Miller Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Tel. No.: 212-558-4000	Giorgio Fossati c/o Fiat Chrysler Automobiles N.V. 240 Bath Road Slough SL1 4DX United Kingdom Tel. No.: +44 (0) 1753 519581

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☒

EXPLANATORY NOTE

Fiat Chrysler Automobiles N.V. is filing this Post-effective Amendment No. 1 to the Registration Statement on Form F-4 (File No. 333-197229) for the purpose of filing an updated Exhibit 5.1 to the Registration Statement. Post-effective Amendment No. 1 does not modify any part of the Registration Statement other than Item 21 and related Exhibit 5.1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Pursuant to Dutch law, FCA’s directors and officers may be liable to FCA for improper or negligent performance of their duties. They may also be liable to third parties for damages in the event of bankruptcy, default on tax or social security payments, improper performance of duties, or tort. In certain circumstances, directors or officers may also incur criminal liability.

Article 18 of the FCA Articles of Association provides that:

“The company shall indemnify any and all of its directors, officers, former directors, former officers and any person who may have served at its request as a director or officer of another company in which it owns shares or of which it is a creditor, who were or are made a party or are threatened to be made a party to or are involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (each a Proceeding), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, against any and all liabilities, damages, reasonable and documented expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled otherwise.”

The provisions of Dutch law governing the liability of directors and officers are mandatory in nature. Although Dutch law does not provide for any provisions with respect to the indemnification of directors and officers, the concept of indemnification of directors and officers of a company for liabilities arising from actions undertaken because of their position in the company is, in principle, accepted in the Netherlands.

The Group has purchased and will maintain insurance for the benefit of its directors and officers which, subject to policy terms and limitations, includes coverage to reimburse directors and officers of FCA and its subsidiaries for all costs that are incurred in the defense of any action, suit or proceeding to which such directors or officers are made party in their capacity as such or as director or officer of a company in which FCA owns shares.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed as part of this registration statement, unless otherwise indicated.

2.1	Merger Plan between Fiat S.p.A. and Fiat Investments N.V., dated as of June 15, 2014*
3.1	English translation of the Articles of Association of Fiat Investments N.V.*
3.2	English translation of the Deed of Incorporation of Fiat Investments N.V.*

4.1	Terms and Conditions of the Global Medium Term Notes*
4.2	Deed of Guarantee, dated as of March 19, 2013, by Fiat S.p.A. in favour of the Relevant Account Holders and the holders for the time being of the Notes and the interest coupons appertaining to the Notes*
5.1	Opinion of Loyens & Loeff N.V. as to the legality of the securities being registered
8.1	Opinion of Loyens & Loeff N.V. with respect to material Dutch tax consequences of the transaction*
8.2	Opinion of Maisto e Associati with respect to material Italian tax consequences of the transaction*
8.3	Opinion of Sullivan & Cromwell LLP with respect to material U.K. tax consequences of the transaction*
8.4	Opinion of Sullivan & Cromwell LLP with respect to material U.S. tax consequences of the transaction*
11.1	Statement regarding computation of per share earnings (incorporated by reference to Note 12 of the Fiat Consolidated Annual Financial Statements included in the prospectus that forms a part of this Registration Statement)*
21.1	Subsidiaries*
23.1	Consent of Reconta Ernst & Young S.p.A.*
23.2	Consent of Deloitte & Touche S.p.A.*
23.3	Consent of Loyens & Loeff N.V. (included in Exhibit 5.1)
23.4	Consent of Loyens & Loeff N.V. (included in Exhibit 8.1)*
23.5	Consent of Maisto e Associati (included in Exhibit 8.2)*
23.6	Consent of Sullivan & Cromwell LLP (included in Exhibits 8.3 and 8.4)*
24.1	Power of Attorney (included in the Signature Pages hereto)*
99.1	English translation of Fiat exchange ratio report provided by Reconta Ernst & Young S.p.A.*
99.2	Consent of Reconta Ernst & Young S.p.A.*

*	Previously filed with the Fiat Investments N.V. Registration Statement on Form F-4 on July 3, 2014.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(b)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable, In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on this 17th day of October, 2014.

FIAT INVESTMENTS N.V.

By: /s/ Richard K. Palmer
Name: Richard K. Palmer
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints each of Richard K. Palmer and Giorgio Fossati (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of the Securities and any Blue Sky laws or other securities laws of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the Blue Sky laws or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her capacity as an attorney-in-fact or in any other capacity with respect to this Registration Statement and any registration statement in respect of the Securities that is to be effective upon filing pursuant to Rule 462(b) (collectively, the “Registration Statement”) and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any Blue Sky laws or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the Securities, and with respect to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 17, 2014:

Signature	Title

/s/ Sergio Marchionne Sergio Marchionne	Chief Executive Officer and Director

/s/ Richard K. Palmer Richard K. Palmer	Chief Financial Officer

/s/ Alessandro Gili Alessandro Gili	Chief Accounting Officer

/s/ John Elkann John Elkann	Chairman and Director

/s/ Andrea Agnelli Andrea Agnelli	Director

/s/ Tiberto Brandolini d’Adda Tiberto Brandolini d’Adda	Director

Glenn Earle	Director

/s/ Valerie A. Mars Valerie A. Mars	Director

/s/ Ruth J. Simmons Ruth J. Simmons	Director

/s/ Ronald L. Thompson Ronald L. Thompson	Director

Patience Wheatcroft	Director

Stephen M. Wolf	Director

Ermenegildo Zegna	Director

/s/ Richard K. Palmer Richard K. Palmer	Authorized Representative in the United States